Exhibit 99.1

National CineMedia, Inc. Reports Results for
Fiscal Fourth Quarter and Full Year 2019

Announced Increase in Quarterly Cash Dividend to $0.19 per Share
Provides Full Year 2020 Outlook
Centennial, CO - February 20, 2020 - National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 48.8% of National CineMedia, LLC (NCM LLC), the operator of the largest cinema advertising network reaching movie audiences in North America, announced today consolidated results for the fiscal fourth quarter and year ended December 26, 2019.

Total revenue for the fourth quarter ended December 26, 2019 increased 7.1% to $147.2 million resulting in a record quarter for advertising revenue as compared to $137.4 million for the comparable quarter last year. Operating income increased 19.6% to $72.7 million for the fourth quarter of 2019 from $60.8 million for the fourth quarter of 2018. Adjusted OIBDA increased 9.6% to $83.5 million for the fourth quarter of 2019 from $76.2 million for the fourth quarter of 2018. Net income for the fourth quarter of 2019 was $19.1 million, or $0.24 per diluted share, compared to net income of $16.3 million, or $0.21 per diluted share, for the fourth quarter of 2018. As adjusted to exclude CEO transition-related costs, net income per share for the fourth quarter of 2019 would have remained the same and net income per share for the fourth quarter of 2018 would have increased to $0.23. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

Total revenue for the year ended December 26, 2019 increased 0.8% to $444.8 million from $441.4 million for the year ended 2018. Operating income increased 4.5% to $161.3 million for the year ended 2019 from $154.3 million for the year ended 2018. Adjusted OIBDA increased 1.0% to $207.5 million for the year ended 2019 from $205.4 million for the year ended 2018. Included in Adjusted OIBDA and operating income were $2.0 million and $0.4 million of non-cash impairment charges during the years ended 2019 and 2018, respectively, on investments obtained in prior years in exchange for advertising services. Net income for the year ended 2019 was $36.1 million, or $0.46 per diluted share, compared to net income of $29.8 million, or $0.37 per diluted share, for the year ended 2018. As adjusted to exclude CEO transition-related costs, net income per share in 2019 would have increased to $0.47, and as adjusted to exclude CEO transition-related costs and the reversal of a reserve for uncertain tax positions in 2018, net income per share in 2018 would have remained the same. See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

The Company announced today that its Board of Directors has authorized an increase in the Company’s quarterly cash dividend to $0.19 per share of common stock. The dividend will be paid on March 17, 2020 to stockholders of record on March 3, 2020. The Company intends to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute substantially all its cash flow to stockholders through its quarterly dividend. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant.

Commenting on the Company’s 2019 operating results and 2020 positioning, NCM CEO Tom Lesinski said, “I am very happy to report that we finished 2019 on a strong note, posting records for fourth quarter advertising revenue and for full-year National advertising revenue. This top-line revenue growth resulted in better than expected Adjusted OIBDA growth for both the current quarter and the full year and this momentum is continuing into 2020. Our Board of Directors also shares our optimism on the growth we see ahead. I am pleased to announce the board has authorized a 12% increase in the Company’s regular quarterly cash dividend from $0.17 to $0.19 per share of common stock bringing the dividend to $0.76 per share on an annualized basis.”
2020 Outlook
For the full year 2020, the Company expects total revenue to be up 1.2% to 4.5% and Adjusted OIBDA to be down 2.7% to up 2.2% from the full year 2019. The Company expects total revenue in the range of $450.0 million to $465.0 million for the full year 2020, compared to total revenue for the full year 2019 of $444.8 million and Adjusted OIBDA in the range of $202.0 million to $212.0 million for the full year 2020 compared to Adjusted OIBDA for the full year 2019 of $207.5 million. During 2020, the Company expects to record approximately $19.0 to $20.0 million in integration and other encumbered theater payments primarily from AMC associated with the Carmike Theatres acquisition, which are recorded as a reduction of an intangible asset.
Supplemental Information
Integration and other encumbered theater payments due from Cinemark and AMC associated primarily with Rave Theaters and Carmike Theaters for the quarters ended December 26, 2019 and December 27, 2018 and years ended December 26, 2019 and December 27, 2018 were $8.6 million, $8.1 million, $22.3 million, and $21.4 million respectively. These payments were recorded as a reduction of an intangible asset on the Balance Sheet and thus are not included in operating results or Adjusted OIBDA.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties February 20, 2020 at 5:00 P.M. Eastern Time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.
The replay of the conference call will be available until midnight Eastern Time, March 5, 2020, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13698975.
About National CineMedia, Inc.
National CineMedia (NCM) is America’s Movie Network. As the largest cinema advertising network in North America, NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s Noovie pre-show in 57 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (a subsidiary of Cineworld Group PLC, LON: CINE). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 21,200 screens in over 1,700 theaters in 190 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 48.8% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.
Forward-Looking Statements
This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the full year 2020. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties.

Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the Noovie pre-show; 2) increased competition for advertising expenditures; 3) changes to relationships with NCM LLC’s founding members; 4) inability to implement or achieve new revenue opportunities; 5) failure to realize the anticipated benefits of the 2019 ESA Amendments; 6) technological changes and innovations; 7) economic conditions, including the level of expenditures on cinema advertising; 8) our ability to renew or replace expiring advertising and content contracts; 9) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 10) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 11) fluctuations in operating costs; and 12) changes in interest rates. In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future non-cash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 26, 2019, for further information about these and other risks. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result, of new information, future events or otherwise, except as required by law.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.
Condensed Consolidated Statements of Income Unaudited
($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Revenue	$147.2	$137.4	$444.8	$441.4
OPERATING EXPENSES:
Advertising operating costs	11.5	10.9	38.3	37.4
Network costs	3.4	3.3	13.5	13.3
Theater access fees and revenue share to founding members	21.9	19.9	82.7	81.7
Selling and marketing costs	16.5	18.5	64.9	66.5
Administrative and other costs	11.6	13.6	43.8	48.3
Depreciation expense	3.6	3.6	13.6	12.6
Amortization expense	—	6.8	—	27.3
Amortization of intangibles recorded for network theater screen leases	6.0	—	26.7	—
Total	74.5	76.6	283.5	287.1
OPERATING INCOME	72.7	60.8	161.3	154.3
NON-OPERATING EXPENSES:
Interest on borrowings	15.6	13.1	58.0	55.4
Interest income	(0.7)	(0.5)	(2.1)	(1.5)
Loss (gain) on early retirement of debt, net	5.9	(0.2)	5.6	0.7
Loss (gain) on re-measurement of the payable to founding members under the tax receivable agreement	0.1	0.8	1.1	(3.8)
Other non-operating income	(0.1)	(0.1)	(0.4)	(0.2)
Total	20.8	13.1	62.2	50.6
INCOME BEFORE INCOME TAXES	51.9	47.7	99.1	103.7
Income tax expense	6.4	6.8	12.4	23.5
CONSOLIDATED NET INCOME	45.5	40.9	86.7	80.2
Less: Net income attributable to noncontrolling interests	26.4	24.6	50.6	50.4
NET INCOME ATTRIBUTABLE TO NCM, INC.	$19.1	$16.3	$36.1	$29.8

NET INCOME PER NCM, INC. COMMON SHARE
Basic	$0.25	$0.21	$0.47	$0.39
Diluted	$0.24	$0.21	$0.46	$0.37

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	77,502,606	76,958,864	77,345,577	76,859,087
Diluted	78,206,454	77,570,008	77,782,567	157,403,910

Dividends declared per common share	$0.17	$0.17	$0.68	$0.68

NATIONAL CINEMEDIA, INC.
Selected Condensed Balance Sheet Data
Unaudited ($ in millions)

	As of
	December 26, 2019	December 27, 2018
Cash, cash equivalents and marketable securities	$80.9	$75.6
Receivables, net	170.8	149.9
Property and equipment, net	33.2	33.6
Total assets	1,130.0	1,141.8
Borrowings, gross	935.6	931.4
Total equity/(deficit)	(121.2)	(89.2)
Total liabilities and equity	1,130.0	1,141.8

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited

	Year Ended
	December 26, 2019	December 27, 2018
Total Screens (100% Digital) at Period End (1)(6)	21,208	21,172
Founding Member Screens at Period End (2)(6)	16,880	16,768
DCN (Digital Content Network) Screens at Period End (3)(6)	20,770	20,741

	Quarter Ended		Year Ended
(in millions)	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Total Attendance for Period (4)(6)	154.0	169.4	651.4	705.1
Founding Member Attendance for Period (5)(6)	127.1	138.4	539.7	580.8
Capital Expenditures (7)	$4.8	$4.4	$15.3	$15.4

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(7)	Includes certain other implementation costs associated with Cloud Computing Arrangements.

NATIONAL CINEMEDIA, INC.
Operating Data
Unaudited
(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Revenue breakout:
National advertising revenue	$110.3	$97.6	$324.2	$312.0
Local advertising revenue	19.6	21.7	66.9	70.7
Regional advertising revenue	10.5	10.7	24.7	27.3
Total advertising revenue (excluding beverage)	$140.4	$130.0	$415.8	$410.0

Total revenue	$147.2	$137.4	$444.8	$441.4

Per attendee data:
National advertising revenue per attendee	$0.716	$0.576	$0.498	$0.442
Local advertising revenue per attendee	$0.127	$0.128	$0.103	$0.100
Regional advertising revenue per attendee	$0.068	$0.063	$0.038	$0.039
Total advertising revenue (excluding beverage) per attendee	$0.912	$0.767	$0.638	$0.581
Total revenue per attendee	$0.956	$0.811	$0.683	$0.626
Total attendance (1)	154.0	169.4	651.4	705.1

Other operating data:
Operating income	$72.7	$60.8	$161.3	$154.3
Adjusted OIBDA (2)	$83.5	$76.2	$207.5	$205.4
Adjusted OIBDA margin (2)	56.7%	55.5%	46.7%	46.5%

Earnings per share - basic	$0.25	$0.21	$0.47	$0.39
Earnings per share - diluted	$0.24	$0.21	$0.46	$0.37

Adjusted income per share - diluted (2)	$0.24	$0.23	$0.47	$0.37

(1)	Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for certain periods presented.
(2)	Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States. See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.
Non-GAAP Reconciliations
Unaudited
Adjusted OIBDA and Adjusted OIBDA Margin
Adjusted Operating Income Before Depreciation and Amortization (“Adjusted OIBDA”) and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States. Adjusted OIBDA represents operating income before depreciation and amortization expense adjusted to also exclude amortization of intangibles recorded for network theater screen leases, non-cash share based compensation cost, and Chief Executive Officer transition costs. Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue. Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, amortization of intangibles recorded for network theater screen leases, non-cash share based compensation programs, CEO turnover, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s amortization of intangibles recorded for network theater screen leases, share based payment costs or costs associated with the resignation of the Company’s former Chief Executive Officer. Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as an indicator of operating performance, nor should it be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.
The following tables reconcile operating income to Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Operating income	$72.7	$60.8	$161.3	$154.3
Depreciation expense	3.6	3.6	13.6	12.6
Amortization expense	—	6.8	—	27.3
Amortization of intangibles recorded for network theater screen leases	6.0	—	26.7	—
Share-based compensation costs (1)	1.2	1.6	5.5	7.8
CEO transition costs	—	3.4	0.4	3.4
Adjusted OIBDA	$83.5	$76.2	$207.5	$205.4
Total revenue	$147.2	$137.4	$444.8	$441.4
Adjusted OIBDA margin	56.7%	55.5%	46.7%	46.5%

Adjusted OIBDA	$83.5	$76.2	$207.5	$205.4
Carmike and Rave Theaters integration and encumbered theater payments	8.6	8.1	22.3	21.4
Adjusted OIBDA after integration and encumbered theater payments	$92.1	$84.3	$229.8	$226.8

(1)
Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables as shown in the following table (dollars in millions).

	Quarter Ended		Year Ended
	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Share-based compensation costs included in network costs	$0.1	$0.2	$0.4	$0.6
Share-based compensation costs included in selling and marketing costs	0.3	0.4	1.4	2.5
Share-based compensation costs included in administrative and other costs	0.8	1.0	3.7	4.7
Total share-based compensation costs	$1.2	$1.6	$5.5	$7.8

Outlook (in millions)

Year Ending December 31, 2020
NCM, Inc.
	Low	High
Operating income	$160.3	$166.8
Depreciation expense	12.5	13.5
Amortization of intangibles recorded for network theater screen leases	23.5	24.5
Share-based compensation costs (1)	4.5	5.5
Non-recurring operating expenses related to system implementation (2)	1.2	1.7
Adjusted OIBDA	$202.0	$212.0
Total revenue	$450.0	$465.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial tables.
(2)	Non-recurring operating expenses related to system implementation represent severance, retention, and instructional design costs.

Adjusted Net Income and Income per Share
Adjusted net income and income per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income and income per share are calculated using reported net income and income per share and exclude CEO transition-related costs and reversal of reserve for uncertain tax positions. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to income per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and income per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles as reported net income and income per share to adjusted net income and income per share excluding the CEO transition-related costs and the reversal of reserve for uncertain tax positions for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 26, 2019	December 27, 2018	December 26, 2019	December 27, 2018
Net income as reported	$19.1	$16.3	$36.1	$29.8
CEO transition costs (1)	—	3.4	0.4	3.4
Reversal of reserve for uncertain tax positions (2)	—	—	—	(0.3)
Effect of noncontrolling interests (51.2% for all periods presented)	—	(1.7)	(0.2)	(1.7)
Effect of provision for income taxes (25.0%, 29.4%, 25.6%, 44.1%, respectively) (3)	—	(0.5)	—	(0.7)
Net income attributable to noncontrolling interests (net of estimated taxes of $0.0, $0.0, $0.0 and $22.2, respectively) (4)	—	—	—	28.2
Net effect of adjusting items	$—	$1.2	$0.2	$28.8
Diluted net income excluding adjusting items	$19.1	$17.5	$36.3	$58.6

Weighted Average Shares Outstanding as reported:
Diluted (4)	78,206,454	77,570,008	77,782,567	157,403,910

Diluted income per share as reported	$0.24	$0.21	$0.46	$0.37
Net effect of adjusting items	—	0.02	0.01	—
Diluted income per share excluding adjusting items	$0.24	$0.23	$0.47	$0.37

(1)	Chief Executive Officer transition costs represent severance, consulting and related other costs and are included in administrative expense in the accompanying financial tables.
(2)	During the year ended 2018, NCM, Inc. reversed the remainder of its contingency reserve for material, known tax exposures, including accrued interest and penalties due to the expiration of certain statutes of limitations. The reserve reversal has no noncontrolling interest effect because it is only recorded at NCM, Inc.
(3)	The rates utilized to tax effect the adjusting items represent the effective tax rates for the respective periods.
(4)	The diluted weighted average shares outstanding for the year ended December 27, 2018 assumes the conversion of all founding member common units to NCM, Inc. shares. Upon the conversion of all common units, all consolidated net income would be attributable to NCM, Inc. and thus the tax effected noncontrolling interest income has been added to the numerator of the diluted EPS calculation for these periods. Adjusted consolidated net income has been tax effected utilizing the effective tax rate for year ended December 27, 2018 of 44.1%. The effect of the exchangeable NCM LLC common units held by the founding members for the quarter and year ended December 26, 2019 and quarter ended December 27, 2018 were excluded from the calculation of diluted weighted average shares and earnings per NCM, Inc. share as they were antidilutive in the period.